Exhibit 99.1

For Immediate Release

Vertiv Declares Annual Dividend

COLUMBUS, Ohio —(November 4, 2021) — Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced that its Board of Directors has declared the company’s annual cash dividend of $0.01 per share of the company’s Class A common stock. The cash dividend will be payable on December 16, 2021, to shareholders of record of Class A common stock, at the close of business on December 1, 2021.

About Vertiv Holdings Co

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 21,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Category: Financial News

For investor inquiries, please contact:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations Vertiv

T +1 614-841-6776

E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:

Scott Deitz

FleishmanHillard for Vertiv

T +1 336-908-7759

E: scott.deitz@fleishman.com

Source: Vertiv Holdings Co